UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                               (Amendment No. 1)


                    Under the Securities Exchange Act of 1934

                            SUPERIOR GALLERIES, INC.
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                                (Name of Issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   868165 10 1
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                                 (CUSIP Number)



          DGSE Companies, Inc.            Andreas Pour, Esq.
          2817 Forest Lane                Sheppard, Mullin, Richter &Hampton LLP
          Dallas, Texas  75234            12275 El Camino Real, Suite 200
          (972) 484-3662                  San Diego, CA 92130
                                          (858) 720-8900

--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 January 6, 2007
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             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedules including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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

CUSIP No. 868165101                   13D                      Page 2 of 4 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     DGSE Companies, Inc.
     88-0097334
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     SC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Nevada
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    355,000
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          6,533,070 (including 30,000 shares underlying exercisable
                              options)
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    6,888,070 (including 30,000 shares underlying exercisable
                              options)
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     6,888,070 (including 30,000 shares underlying exercisable options)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     80.0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 868165101                   13D                      Page 3 of 4 Pages


                                EXPLANATORY NOTE

DGSE Companies, Inc. has prepared this Amendment No. 1 to the Schedule 13D originally filed on January 16, 2007 solely to amend Item 7 by incorporating the exhibits listed therein by reference into the Schedule 13D. No additions or other changes have been made to the Schedule 13D and accordingly Items 1-6 and the Schedules have been omitted from this Amendment.


Item 7.   Material to be filed as Exhibits.

     (1) Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007, by and among DGSE Companies, Inc., DGSE Merger Corp., Superior Galleries, Inc. and the stockholder agent (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by DGSE Companies, Inc. on January 9, 2007).

     (2) Support Agreement, including form of Proxies, made and entered into as of January 6, 2007, by and among DGSE Companies, Inc., Superior Galleries, Inc. and the Superior Galleries, Inc. stockholders listed on Schedule II hereto (incorporated by reference to Exhibit 10.8 to the Form 8-K filed by Superior Galleries, Inc. on January 9, 2007).

     (3) Securities Exchange Agreement, made and entered into as of January 6, 2007, by and between DGSE Companies, Inc. and Silvano DiGenova (incorporated by reference to Exhibit 99.2 to the Form 8-K filed by DGSE Companies, Inc. on January 9, 2007).

     (4) Management Agreement, made and entered into as of January 6, 2007, by and between DGSE Companies, Inc. and Superior Galleries, Inc. (incorporated by reference to Exhibit 99.4 to the Form 8-K filed by DGSE Companies, Inc. on January 9, 2007).








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

CUSIP No. 868165101                   13D                      Page 4 of 4 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 24, 2007                         /s/ Dr. L.S. Smith
                                                --------------------------------
                                                          (Signature)

                                                Dr. L.S. Smith
                                                Chairman and CEO
                                                --------------------------------
                                                (Name/Title)


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)












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